Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PDS Biotechnology Corporation:

We consent to the use of our report dated March 27, 2020 with respect to the consolidated balance sheet of PDS Biotechnology Corporation as of December 31, 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2019, and the related notes (collectively, the “financial statements”) incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
July 22, 2020